Exhibit 10.34

                Bedford Property Investors, Inc.
                      270 Lafayette Circle
                      Lafayette, CA 94549

March 26, 2001

[Name of Employee]
270 Lafayette Circle
Lafayette, CA  94549

                      Retention Agreement

Dear ________:

Bedford Property Investors, Inc., a Maryland corporation
(the "Company"), considers it essential to the best interests of its stockholders to take reasonable steps to retain key management personnel. Further, the Board of Directors of the Company (the "Board") recognizes that the uncertainty and questions, which might arise among management in the context of a change in control of the Company, could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company and its subsidiaries, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

In order to induce you to remain in the employ of the Company, the Company has determined to enter into this letter agreement (this "Agreement") which addresses the terms and conditions of your employment in the event of a change in control of the Company. Capitalized words that are not otherwise defined herein shall have the meanings assigned to such words in Section 5 of this Agreement.

1.      Severance Payments.  In the event of your Involuntary
Termination during the Change in Control Period, the Company shall pay you the following amounts, in one lump sum cash payment, within ten days following your Involuntary Termination:

(a) the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time of the Notice of Termination;

(b)     a payment (calculated on the basis of your Reference
Salary) for all unused vacation time which you may have accrued as of the Date of Termination;

(c) a pro rata portion of the annual bonus for the year in which your Involuntary Termination occurs, calculated on the basis of your target bonus for that year and on the assumption that all performance targets have been or will be achieved, which assumption will be adjusted for any facts that indicate otherwise; and

(d) an amount (the "Severance Payment") equal to the product of (i) your Annual Compensation and (ii) your Severance
Factor.

Your right to receive the Severance Payment shall be conditioned upon your execution of a release in favor of the Company in the form attached as Exhibit A hereto and which you do not revoke within the revocation period provided therein. The Severance Payment shall be reduced by any amount of severance payable under any other plan, arrangement or agreement under which you are entitled to receive cash severance payments.

2. Date and Notice of Termination. Any termination of your employment by the Company, any successor employer arising from the Change of Control, or by you during the Change in Control Period shall be communicated by a notice of termination to the other party (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company and its subsidiaries (the "Date of Termination") shall be determined as follows: (i) if your employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period),
(ii) if your employment is terminated by the Company in an Involuntary Termination, five days after the date the Notice of Termination is received by you or (iii) if your employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten days following the date such notice is received by you. If the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be ten days after the date your Notice of Termination is received by the Company; provided, that the events or circumstances cited by you as constituting Good Reason are not cured by the Company during such period in accordance with the terms hereof. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten days after the date such notice is received by the Company.

3. No Mitigation or Offset. You shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by you as the result of employment by another employer.

4.      Successors; Binding Agreement.

(a) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used herein, the "Company" shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform its obligations by operation of law or otherwise.

(b) Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

5. Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

"Annual Compensation" shall mean the sum of your Reference
Salary and Reference Bonus.

"Cause" shall mean (a) your felony conviction, (b) your disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or (c) your continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your resignation for Good Reason) upon failure to cure after reasonable notice from Company and after a subsequent written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within ten days of receipt of such demand. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fifths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (a), (b) or (c) of the first sentence of this section and specifying the particulars thereof in detail.

"Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, that anything in this Agreement to the contrary notwithstanding, a Change in Control shall be deemed to have occurred if:

(a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under
Section 14(d)(2) of the Exchange Act (other than (i) the Company or any of its subsidiaries or (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any of its subsidiaries), is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

(b) during any period of two consecutive years (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such transaction; or

(d) all or substantially all of the real estate assets of the Company are sold, liquidated or distributed. If less than all of the real estate assets of the Company are sold, liquidated or distributed, the Board shall conclusively make the determination of whether substantially all of the real estate assets of the Company are sold, liquidated or distributed.

"Change in Control Date" shall mean the date on which a Change in Control occurs.

"Change in Control Period" shall mean the two-year period commencing on the Change in Control Date; provided, however, that if your employment with the Company and its subsidiaries terminates prior to the Change in Control Date but on or after a Potential Change in Control Date, and it is reasonably demonstrated that your termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or
(b) otherwise arose in connection with or in anticipation of a Change in Control, then the "Change in Control Period" shall mean, as applied to you, the two-year period beginning on the date immediately prior to the date of your termination of employment.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder, and any successor provisions thereto.

"Date of Termination" has the meaning assigned thereto in
Section 2.

"Disability" shall mean (a) your incapacity due to physical or mental illness which causes you to be absent from the full-time performance of your duties with the Company for six consecutive months and (b) your failure to return to full-time performance of your duties for the Company within 30 days after written Notice of Termination due to Disability is given to you. Any question as to the existence a Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if your are unable to make such selection, such selection shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes hereunder.

"Exchange Act" shall mean the Securities Exchange Act of
1934, as amended from time to time, and the regulations promulgated and rulings issued thereunder, and any successor provisions thereto.

"Good Reason" shall mean the occurrence of any of the following during the Change in Control Period:

(a) A meaningful and detrimental alteration in your position, title, or nature or status of responsibilities from those in effect immediately prior to the Change in Control Date;

(b) A reduction by the Company in your annual base salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter; or a reduction in your target annual bonus (expressed as a percentage of base salary) below the target in effect for you prior to the Change in Control Date;

(c) The relocation of the office of the Company where you are employed immediately prior to the Change in Control Date (the "CIC Location") to a location which is more than 25 miles away from the CIC Location or the Company's requiring you to be based more than 25 miles away from the CIC Location (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control Date);

(d) The failure by the Company to continue to provide you with benefits at least as favorable in the aggregate to those enjoyed by you under the Company's savings, life insurance, medical, health and accident, disability, and fringe benefit plans and arrangements in which you were participating immediately prior to the Change in Control Date; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled immediately prior to the Change in Control;

(e) The failure of the Company to obtain an agreement from any successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section
4(a) hereof;

(f) Any termination of your employment which is not effected pursuant to the terms of this Agreement; or

(g) A material breach by the Company of the provisions of this Agreement;

provided, however, that an event described above in clause (a), (b),
(d) or (g) shall not constitute Good Reason unless it is communicated by you to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within ten days of the Company's receipt of such written notice from you.

"Involuntary Termination" shall mean (a) your termination of employment by the Company and its subsidiaries during the Change in Control Period other than for Cause or Disability or (b) your resignation of employment with the Company and its subsidiaries or successors (whether by acquisition of stock or assets of the Company) during the Change in Control Period for Good Reason.

"Notice of Termination" has the meaning assigned thereto in
Section 4.

"Potential Change in Control" shall mean the earliest to occur of (a) the date on which the Company executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change in Control, (b) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control, or (c) the date on which a tender offer for the Company's voting stock is publicly announced, the completion of which would result in a Change in Control; provided, that no such event shall be a "Potential Change in Control" unless it is followed by a Change in Control within 180 days thereafter.

"Potential Change in Control Date" shall mean the date on which a Potential Change in Control occurs.

"Reference Bonus" shall mean the greater of (a) the average of the three annual bonuses paid to you prior to the your Date of Termination, annualizing bonuses paid for services rendered for less than a full year or (b) the average of the three annual bonuses paid to you prior to the Change in Control Date, annualizing bonuses paid for services rendered for less than a full year. If you have been eligible to receive fewer than three bonuses prior to such your Date of Termination or the Change in Control Date, as applicable, the amounts described in clauses (a) and (b) hereof shall be calculated using such lesser number of annual bonuses.

"Reference Salary" shall mean the greater of (a) the annual rate of your base salary from the Company and its subsidiaries in effect immediately prior to the date of your Involuntary Termination and (b) the annual rate of your base salary from the Company and its subsidiaries in effect immediately prior to the Change in Control Date.

"Severance Factor" shall mean the number set forth on the signature page hereof.

6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Board of Directors, Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, CA 94549, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.      Miscellaneous.

(a)     Amendments, Waivers, Etc.  No provision of this
Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof; provided, however, that any employment agreement between you and the Company shall remain in full force and effect, subject to the last sentence of Section 1.

(b) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or shall affect the terms and conditions of your employment with the Company prior to the commencement of the Change in Control Period.

(d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

(e) Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(f) Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

(g) Only Retention Agreement. The prior retention agreement between you and the Company, if any, is cancelled upon your acceptance of this Retention Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

BEDFORD PROPERTY INVESTORS, INC.


By:
____________________________________
Peter B. Bedford, Chairman and
CEO

Agreed to as of this 26th day of March, 2001


____________________________
[Name of Employee]

Severance Factor:  One (1.00)

                           Exhibit A

                        GENERAL RELEASE



1. For good and valuable consideration set forth in the Retention Agreement between the undersigned and Bedford Property Investors, Inc., the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns (collectively "Releasor"), does hereby release, remise, acquit, and forever discharge Bedford Property Investors, Inc., Bedford Acquisitions, Inc. and their affiliates, and all of their present and former officers, directors, executives, agents, employees, affiliated companies, divisions, subsidiaries, successors, predecessors, and assigns (each a "Released Party" and collectively, the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, complaints, grievances, promises, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the undersigned, individually or as a member of a class, now has, owns or holds or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned's employment relationship with Bedford Property Investors, Inc. (the "Company") and any affiliated entities, or the termination thereof, including, without limitation, any claim for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge or termination of employment, impairment of economic opportunity, reimbursement for fines or expenses paid, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state, or local statutes, provisions, orders, or regulations (including but not limited to any claim under Title VII of the Civil Rights Act of 1964, as amended ("Title VII"), the federal Age Discrimination in Employment Act ("ADEA"), the California Fair Employment and Housing Act ("CFEHA") and any similar or analogous federal, state or local statute), excepting only (i) those obligations of Company under that certain Retention Agreement between Company and Releasor dated March 26, 2001 (the "Retention Agreement"), pursuant to which this Release is being executed and delivered, and (ii) any rights to indemnification Releasor may have under applicable corporate laws, the by-laws or certificate of incorporation of any Released Party or as an insured under any D&O or liability insurance policy now or previously in force.

2. Releasor understands that by releasing employment discrimination claims against the Released Parties, he or she also forever releases and discharges any right he or she may have to file or recover in a lawsuit Releasor may bring on the same claims and also any right he or she may have to any relief that he or she might otherwise be entitled to as a result of any proceedings instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority.

3. Releasor acknowledges and agrees that the payment of consideration referred to herein, as more fully described in the Retention Agreement, is in full accord and satisfaction of any and all claims and is made solely for the purpose of avoiding involvement in protracted litigation based upon any claims which might be made by Releasor and neither the Retention Agreement nor this Release are to be construed in any way as an admission of any liability whatsoever by any Released Party under Title VII, ADEA, CFEHA or any other federal or state statute or principle of common law, any such liability having been expressly denied.

4. Releasor intends by this Release to extinguish any and all liability or claims, known or unknown, arising out of the subject matter of this Release, and in order to accomplish this the undersigned hereby acknowledges that he or she is familiar with California Civil Code Section 1542 which reads as follows:

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

RELEASOR, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. RELEASOR AGREES THAT BY SIGNING THIS RELEASE AND ACCEPTING THE CONSIDERATION REFERRED TO HEREIN, HE OR SHE GIVES UP ANY AND ALL RIGHTS HE OR SHE MAY HAVE TO FILE A CLAIM OR COMPLAINT OF ANY KIND AGAINST THE RELEASED PARTIES.

5. Releasor hereby represents and warrants to the Released Parties that he or she has not assigned or otherwise transferred any interest in any claims which he or she may have against the Released parties, or any of them, and further agrees to indemnify and hold the Released Parties, and each of them, harmless from any liability, claims, demands, costs, expense and attorneys' fees incurred by the Released Parties as a result of any persons asserting any rights or claims under any such assignment or transfer.

6. Company, on behalf of itself and the Released Parties, releases and extinguishes any and all liability or claims, known or unknown, arising out of the subject matter of this Release that it may have against Releasor.

7. Releasor acknowledges that Company advised him or her to consult with an attorney before executing this Release, that he or she was given a period of 21 days within which to consider this Release, that Releasor had adequate opportunity to review it, that Releasor fully understands its terms, that Releasor was not coerced into signing it and has signed it knowingly and voluntarily. The terms contained herein are contractual and not mere recitals. Releasor further acknowledges that the agreement is executed without reliance upon any representation by any Released party or any representative thereof.

8. Releasor shall have the right to revoke this Release during a period of seven days following his execution of this Release. To revoke this Release, Releasor must both send a written letter by certified mail to the Company, 270 Lafayette Circle, Lafayette, California 94549, Attention: Bev Nilson, and call Ms. Nilson at (925) 299-4252 to inform her of the revocation. If the undersigned revokes this Release, he or she must return all payments received pursuant to the Retention Agreement along with the notice of revocation or the revocation is of no force and effect. If no revocation is received within the first seven days following execution of this Release, this Release will no longer be revocable and it will then become fully effective and enforceable.

                              Bedford Property Investors, Inc., a
                      Maryland corporation


                              By:  _____________________________
                                   Peter B. Bedford

                      Chairman and CEO


ACCEPTED AND AGREED TO BY:



Dated:  ___________________      _____________________________
                                 [Name of Employee]